Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973

Synovus Reports Profit for Third Quarter of 2011

Columbus, Ga., October 27, 2011 – Synovus Financial Corp. (NYSE: SNV) today reported financial results for the quarter ended September 30, 2011.

Third Quarter Results

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Net income available to common shareholders was $15.7 million for the third quarter of 2011, compared to a net loss of $53.5 million in the second quarter of 2011 and a net loss of $195.8 million in the third quarter of 2010.

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Diluted net income per common share for the third quarter of 2011 was $0.02 compared to a net loss per common share of $0.07 for the second quarter of 2011, and a net loss per common share of $0.25 for the third quarter of 2010.

“We are pleased to return to profitability, a key milestone for all of our stakeholders,” said Kessel D. Stelling, President and CEO of Synovus. “Our performance during the quarter was driven by stable pre-tax, pre-credit costs income; continued improvement in credit trends; and the repositioning of our investment portfolio. Additionally, core deposits were up significantly; core expenses continued to trend down; and regulatory capital ratios were strengthened. We are gaining positive traction in almost every key area necessary for long-term, sustained profitability and growth.”

Credit Trends

•	Total credit costs declined for the ninth consecutive quarter to $142.5 million for the third quarter of 2011, down 9.8% from the second quarter of 2011 and down 52.6% from the third quarter of 2010.

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Net charge-offs were $138.3 million in the quarter, down from $167.2 million in the second quarter of 2011, and down from $237.2 million in the third quarter of 2010. The net charge-off ratio was 2.72% in the third quarter, down from 3.22% in the previous quarter, and down from 4.12% in the third quarter of 2010.

•	Distressed asset sales were approximately $169 million during the third quarter, compared to approximately $195 million in the second quarter of 2011.

•	New non-performing loan inflows were $222.0 million in the third quarter of 2011, compared to $231.1 million in the second quarter of 2011 and $421.5 million in the third quarter of 2010.

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Total non-performing assets were $1.16 billion at September 30, 2011, down $54.3 million from the previous quarter, and down $391.8 million or 25.2% from the third quarter of 2010. The non-performing asset ratio was 5.71% at September 30, 2011, compared to 5.85% at the end of the previous quarter and 6.81% at September 30, 2010.

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Potential problem commercial loans (consisting of substandard accruing loans but exclude substandard loans 90 days past due and still accruing and substandard accruing troubled debt restructurings which are reported separately) declined for the fourth consecutive quarter to $941.9 million, a 50% decrease from the peak of $1.87 billion in the third quarter of 2010.

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Total accruing troubled debt restructurings (TDRs) increased to $640.3 million in the third quarter of 2011 compared to $551.6 million in the previous quarter. The increase was primarily due to the implementation of the new TDR accounting guidance during the third quarter, which applied to all renewals and modifications entered into since January 1, 2011. The implementation of this guidance did not have a significant impact on the allowance for loan losses. At September 30, 2011, 94.5% of accruing TDRs are current as to principal and interest.

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Total delinquencies (consisting of loans 30 or more days past due and still accruing) were 0.99% of total loans at September 30, 2011, compared to 0.97% at June 30, 2011, and 1.12% at September 30, 2010.

•	The allowance for loan losses was $595.4 million at September 30, 2011, or 2.96% of total loans, compared to $631.4 million or 3.08% at June 30, 2011.

Core Performance

Pre-tax, pre-credit costs income was $119.4 million for the third quarter of 2011, up $2.5 million from $116.9 million in the second quarter of 2011.

•	Net interest income declined $2.4 million due primarily to lower earning asset yields.

•	Net interest margin was 3.47%, four basis points lower than the second quarter of 2011 and up 14 basis points from the third quarter of 2010.

•	Yield on earning assets was down nine basis points, while the effective cost of funds was down five basis points.

•	Non-interest income, excluding net securities gains of $62.9 million, was up $3.0 million or 4.5% from the previous quarter.

•	Mortgage revenues were up $1.9 million from the prior quarter.

•	Service charges on deposits were up $0.8 million from the prior quarter.

•	Total reported non-interest expense was $222.6 million for the third quarter of 2011 compared to $222.4 million for the previous quarter.

•	Core expenses (excludes restructuring charges and credit costs) were down $1.8 million from the second quarter of 2011.

•	Efficiency initiatives are on track to achieve expense savings of $75 million in 2011 and $100 million in 2012.

•	Core expenses for the first nine months of 2011 are down $67.1 million or 11.0% from the same period a year ago.

•	Total headcount is 5,285 at September 30, 2011, down 824 or 13.5% from December 31, 2010.

Balance Sheet Fundamentals

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The loan portfolio mix continued to improve with growth in owner-occupied real estate and small business loans reflecting targeted sales efforts. The combined commercial and industrial and retail portfolios now represent 63% of total loans.

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On a sequential quarter basis, total loans declined $402.7 million, with $353.1 million of the decrease in the commercial real estate portfolio. The commercial real estate portfolio now represents 37% of total loans, down from 41% a year ago and a peak of 45%.

•	Total deposits ended the quarter at $23.1 billion, up $234.4 million from the previous quarter.

•	Total core deposits ended the quarter at $20.95 billion, up $767.4 million compared to the second quarter of 2011, while brokered deposits were down $533.0 million compared to the previous quarter.

•	The number of non-interest bearing demand deposit accounts increased by 3123, or 3.6% (annualized), over the second quarter of 2011.

•	Non-interest bearing demand deposits were up $372.1 million or 30.3% (annualized) from the second quarter of 2011, and up $1.00 billion or 23.6% from the third quarter of 2010.

•	Non-interest bearing deposits represent 25% of total core deposits at September 30, 2011, up from 20% at September 30, 2010.

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The effective cost of core deposits (includes non-interest bearing deposits) continued to improve, with an effective cost of 62 basis points for the third quarter of 2011, compared to 67 basis points for the previous quarter and 95 basis points in the third quarter of 2010.

Regulatory Capital Ratios

•	Tier 1 Common Equity ratio increased to 8.50% at September 30, 2011 from 8.41% at June 30, 2011.

•	Tier 1 Capital ratio increased to 12.97% at September 30, 2011 from 12.84% at June 30, 2011.

•	Tier 1 Leverage ratio increased to 9.87% at September 30, 2011 from 9.70% at June 30, 2011.

•	Total Risk-based Capital ratio increased to 16.54% at September 30, 2011 from 16.40% at June 30, 2011.

Stelling concluded, “Core revenue growth, improved credit performance, continued execution on efficiency initiatives, and an intense focus on taking care of our customers remain the highest priorities for our team. We believe continued progress in these areas will help sustain profitability in the fourth quarter of 2011 and beyond. We are as committed as ever to building a stronger Synovus by making strategic investments in people, tools, and technologies that will help grow customer relationships and bring greater shareholder value.”

Synovus will host an earnings highlights conference call at 8:00 a.m. EST on October 27, 2011. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties can access the slide presentation and listen to the conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. RealPlayer or Windows Media Player can be downloaded prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

About Synovus

Synovus Financial Corp. is a financial services company with over $28 billion in assets based in Columbus, Georgia. Synovus Financial Corp. provides commercial and retail banking, investment and mortgage services to customers in Georgia, Alabama, South Carolina, Florida and Tennessee. See Synovus Financial Corp. on the web at www.synovus.com.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. These forward-looking statements include, among others, our expectations on credit trends, deposits and our loan portfolio; expectations on growth; expectations on our efficiency initiatives and expense savings during 2011 and future periods; statements regarding our return to sustainable profitability during 2011 and future periods; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this report. Many of these factors are beyond Synovus’ ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2010 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures

The measures entitled core deposits, tangible common equity to tangible assets ratio, pre-tax, pre-credit costs income, and core expenses are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are total deposits, total shareholders’ equity to total assets ratio, income (loss) before income taxes, and total non-interest expense, respectively.

Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ capital strength and the performance of its core business. These non-GAAP financial measures should not be considered as substitutes for total deposits, total shareholders’ equity to total assets ratio, income (loss) before income taxes, or total non-interest expense determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

The computations of core deposits, tangible common equity to tangible assets ratio, pre-tax, pre-credit costs income, and core expenses and the reconciliation of these measures to total deposits, total shareholders’ equity to total assets ratio, income (loss) before income taxes, and total non-interest expense are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)	3Q11	2Q11	1Q11	4Q10	3Q10
Core Deposits

Total deposits	$23,109,427	22,875,017	23,205,879	24,500,304	25,236,225
Subtract: Brokered deposits	(2,157,631)	(2,690,598)	(2,978,615)	(3,152,349)	(3,549,175)

Core deposits	$20,951,796	20,184,419	20,227,264	21,347,955	21,687,050

Tangible Common Equity To Tangible Assets Ratio

Total assets	$28,253,923	28,313,910	28,678,203	30,093,148	30,954,761
Subtract: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Subtract: Other intangible assets, net	(9,482)	(10,449)	(11,424)	(12,434)	(13,463)

Tangible assets	$28,220,010	28,279,030	28,642,348	30,056,283	30,916,867

Total shareholders’ equity	$2,829,447	2,850,937	2,882,605	2,997,918	3,216,066
Subtract: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Subtract: Other intangible assets, net	(9,482)	(10,449)	(11,424)	(12,434)	(13,463)
Subtract: Cumulative perpetual preferred stock	(944,538)	(942,096)	(939,691)	(937,323)	(934,991)

Tangible common equity	$1,850,996	1,873,961	1,907,059	2,023,730	2,243,181

Total shareholders’ equity to total assets ratio	10.01%	10.07	10.05	9.96	10.39
Tangible common equity to tangible assets ratio	6.56%	6.63	6.66	6.73	7.26

Pre-tax, Pre-credit Costs Income

Income (loss) before income taxes	$37,118	(43,764)	(79,864)	(159,550)	(180,807)
Add: Provision for losses on loans	102,325	120,159	141,746	252,401	239,020
Add: Other credit costs(1)	40,211	37,772	35,347	29,305	61,870
Add: Restructuring charges	2,587	3,106	24,333	2,118	3,420
Subtract/Add: Net (gain) loss on investment securities	(62,873)	(377)	(1,420)	228	612
Add/Subtract: Loss (gain) on curtailment of post- retirement benefit	—	—	398	(7,092)	—

Pre-tax, pre-credit costs income	$119,368	116,896	120,540	117,410	124,115

Core Expenses

Total non-interest expense	$222,552	222,415	239,716	229,006	269,011
Subtract: Other credit costs(1)	(40,211)	(37,771)	(35,350)	(29,304)	(61,870)
Subtract: Restructuring charges	(2,587)	(3,106)	(24,333)	(2,118)	(3,420)
Subtract/Add: (Loss) gain on curtailment of post-retirement benefit	—	—	(398)	7,092	—

Core expenses	$179,754	181,538	179,635	204,676	203,721

(1)	Other credit costs consist primarily of losses on ORE, provision for losses on unfunded commitments, and charges related to other loans held for sale.

Core Expenses

	Nine Months Ended September 30,
(dollars in thousands)	2011	2010
Total non-interest expense	$684,683	780,570
Subtract: Other credit costs(1)	(113,332)	(169,119)
Subtract: Restructuring charges	(30,026)	(3,420)
Subtract: Loss on curtailment of post-retirement benefit	(398)	—

Core expenses	$540,927	608,031

(1)	Other credit costs consist primarily of losses on ORE, provision for losses on unfunded commitments, and charges related to other loans held for sale.